EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS TO RAISE $26.0 MILLION

THROUGH SALE OF COMMON STOCK AND WARRANTS

SAN DIEGO – November 8, 2006 — Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that it has entered into definitive agreements to raise $26.0 million in gross proceeds through the sale of shares of its common stock and warrants to new and existing institutional investors pursuant to the Company’s existing shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The Company has entered into purchase agreements with these investors pursuant to which the Company has agreed to sell a total of 4,000,000 shares of its common stock at $6.50 per share and to issue these investors four-year warrants to purchase up to an additional 800,000 shares of the Company’s common stock at an exercise price of $8.75 per share. The warrants are not exercisable until six months following issuance. The closing of the transaction is expected to occur on or about November 13, 2006. Rodman & Renshaw, LLC acted as exclusive lead placement agent for the offering. Canaccord Adams, Inc acted as exclusive co-placement agent for the offering.

A prospectus supplement relating to the offering will be filed with the SEC by the Company, and will be available along with the related base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov. Printed copies of the prospectus supplement and the related base prospectuses relating to the offering may also be obtained, when available, from Corporate Secretary, Hollis-Eden Pharmaceuticals, Inc., 4435 Eastgate Mall, Suite 400, San Diego, California 92121. This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock is being offered in connection with a distribution by the issuer and represents a new financing.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, developing a proprietary new class of small molecule compounds that are metabolites or synthetic analogs of adrenal steroid hormones.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

858-587-9333